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                                                                     Exhibit (8)


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                               FORM OF TAX OPINION

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The Navarre Deposit Bank Company
and its Shareholders
15 North Main Street
Navarre, OH  44662

         Re: The Merger of The Navarre Deposit Bank Company with and into The Citizens Banking Company, a Wholly-Owned Subsidiary of Citizens Bancshares, Inc. (the "Merger") -- Federal Income Tax Opinion

Gentlemen:

         Pursuant to Section 8.11 of the Reorganization Agreement (defined below), you have requested our opinion respecting certain of the material federal income tax consequences attendant with the Merger. Pursuant to the Plan and Agreement of Merger, dated April 4, 1996 (the "Reorganization Agreement"), by and among Citizens Bancshares, Inc., an Ohio corporation ("Bancshares"), The Citizens Banking Company, an Ohio corporation and a wholly-owned subsidiary of Bancshares ("Citizens") and The Navarre Deposit Bank Company, an Ohio corporation ("Navarre"), Navarre shall merge with and into Citizens. Pursuant to the Merger all issued and outstanding common shares, $5.00 par value per share, of Navarre (the "Navarre Shares") shall be cancelled and converted into the common shares, without par value, of Bancshares (the "Bancshares Shares").

         Except as otherwise provided in this opinion letter, capitalized terms not defined in this opinion shall have the meanings set forth in the Reorganization Agreement or in the certificates delivered to our firm by Bancshares and Navarre containing certain representations of Bancshares,
Citizens and Navarre (the "Representation Certificates"). All section references, unless otherwise indicated, are to the Internal Revenue Code of
1986, as amended (the "Code").
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         We have acted as counsel to Navarre in connection with the negotiation, preparation, execution and delivery of the Reorganization Agreement, and the related transactions contemplated by the Reorganization Agreement.

                               EXAMINED DOCUMENTS

         In connection with rendering our opinion, we have examined the following:

                  1.       The Reorganization Agreement,

                  2.       the Representation Certificates, and

                  3. such other documents, records and matters of law as we have deemed necessary or appropriate in connection with the rendering of our opinion (collectively, the "Examined Documents").

         In our review and examination of each of the foregoing, we have assumed, without independent investigation or examination (a) the genuineness of all signatures, the authenticity of all original documents submitted to us, the conformity to all original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of all such originals of such letter documents; (b) the due execution, completion, acknowledgment and public filing, where applicable, of any of the EXAMINED DOCUMENTS, as indicated in such documents, and the delivery of all documents and instruments and the consideration recited in such documents by all parties; (c) that all parties have the necessary power and authority, corporate or otherwise, to execute and deliver the EXAMINED DOCUMENTS, and documents attendant therewith, to which they are a party and to perform their obligations under such documents, and that all such actions have been duly and validly authorized by all necessary proceedings;
(d) that the EXAMINED DOCUMENTS, and documents attendant therewith, constitute legal, valid and binding obligations of each party thereto enforceable against each party in accordance with the respective terms, except (i) as enforcement of such documents may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, from time to time in effect and (ii) subject to the general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law and the availability of equitable remedy; and (iii) subject to the implied covenants of good faith, fair dealing and commercially reasonable conduct, judicial discretion and instances of multiple or equitable remedies and applicable public policies and laws.
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                               FACTUAL ASSUMPTIONS

         In rendering our opinion, we have made the following factual assumptions:

                  1. The factual representations of the parties contained in the Representation Certificates, which we may deem material to our opinion, are all true in all respects as of the date of our opinion, except as may otherwise be set forth in or contemplated by any of the EXAMINED DOCUMENTS;

                  2. The factual representations and warranties, other than those matters about which we specifically opine, of the parties, contained in the EXAMINED DOCUMENTS, which we may deem material to our opinion, are all true in all respects as of the date hereof, except as may be otherwise set forth in or contemplated by the EXAMINED DOCUMENTS;

                  3. The transactions contemplated in the EXAMINED DOCUMENTS and all the transactions related thereto or contemplated thereby shall be consummated in accordance with the terms and conditions of such documents, except as may be set forth in or contemplated by any closing document delivered by the parties at the closing of the Merger;

                  4. Each document derived from a public authority is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete; and

                  5. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealings among any of the foregoing which would, in any case, define, supplement or qualify the terms of the EXAMINED DOCUMENTS (collectively, the "Factual Assumptions").


                           LIMITATIONS ON OUR OPINION

         The following limitations shall apply with respect to our opinion:

                  1. Our opinion is based on the various provisions of the Code, the Treasury Regulations promulgated thereunder, and the interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters
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                           as of the date hereof, all of which are subject to
                           change either prospectively or retroactively. No opinion is rendered with respect to the effect, if any, of any pending or future legislation, judicial or administrative regulation or ruling, which may have a bearing on any of the foregoing. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below. We have not been asked to render any opinion respecting any foreign, local or state tax consequences of the Merger. By rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Accordingly, our opinion should not be construed as applying in any manner to any aspect of the transactions contemplated by EXAMINED DOCUMENTS other than as set forth below.

                  2. Our opinion does not consider the potential application of the "golden parachute" provisions of Sections 280G, 3121(v)(2) and 4999 of the Code or Sections 305, 306, and 357 of the Code or the regulations promulgated thereunder or the effect of the classification of Navarre, Citizens or Bancshares as a collapsible corporation within the meaning of
                           Section 341 of the Code.

                  3. Our opinion does not consider the survival and/or availability to Bancshares, Citizens or Navarre, after the Merger, of any federal income tax attributes, including any net operating loss carryforward, after application of any provision of the Code, as well as the regulations promulgated thereunder.

                  4. Our opinion does not consider the tax consequences of the Merger that may be relevant to particular securityholders of Navarre such as dealers in securities, foreign persons, holders of options or warrants, and holders of shares acquired upon exercise of share options or in other compensatory transactions.

                  5. Our opinion does not consider the tax consequences to the Navarre shareholders of other transactions effected prior to or after the Merger (whether or not such transactions are consummated in connection with the Merger).

                  6. All the factual assumptions set forth above are material to our opinion and have been relied upon by us in rendering our opinion. Any inaccuracy in any one or more of the FACTUAL ASSUMPTIONS may render all or a part of our opinion inapplicable to the transactions contemplated by the EXAMINED DOCUMENTS.
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                                     OPINION

         Based upon the foregoing and subject to the qualifications set forth herein, it is our opinion that:

                  1. The Merger shall be a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

                  2. No gain or loss shall be recognized by Bancshares, Citizens or Navarre as a consequence of participating in the Merger.

                  3. No gain or loss shall be recognized by the Navarre shareholders who exchange all their Navarre Shares solely for shares of Bancshares Shares pursuant to the Merger.

                  4. The aggregate basis of the Bancshares Shares to be received by each Navarre shareholder (including a fractional share interest not actually received) shall be the same, in each instance, as the basis of the Navarre Shares surrendered in exchange therefor.

                  5. The holding period of the shares of Bancshares Shares to be received by each Navarre shareholder in the Merger shall include the period during which the Navarre Shares surrendered in exchange therefor was held; provided, that, such Navarre Shares is held as a capital asset in the hands of such Navarre shareholder.

                  6. Navarre shareholders who exercise dissenters' rights with respect to their Navarre Shares and who receive payments for such shares in cash shall generally recognize capital gain or loss for federal income tax purposes, measured by the difference between such Navarre shareholder's basis in such Navarre Shares and the amount of cash received therefor; provided, that, such Navarre Shares was held as a capital asset at the time of the Merger.

                  7. Cash payments received in lieu of fractional Bancshares Share interests shall be treated as if such fractional shares had been received in the
                           Merger and then redeemed by Bancshares. A Navarre shareholder receiving such cash shall recognize gain or loss upon such payment equal to the difference between such Navarre shareholder's basis in the fractional share interest and the amount of
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                           the cash received in exchange therefor. The resulting
                           gain or loss shall be capital gain or loss if such Navarre Shares exchanged for such fractional share interest was held as a capital asset by such Navarre shareholder on the effective date of the Merger.


         This opinion represents our best judgment as to the federal income tax consequences of the Merger. It is not binding on the Internal Revenue Service or the courts. This opinion may not be distributed or otherwise made available to any other person or entity without our firm's prior written consent.

                                  Sincerely,

                                  EMENS, KEGLER, BROWN, HILL & RITTER CO.,
                                  L.P.A.


                                  By:_______________________________________